Investor Relations Contact: Mary Magnani Lippert / Heilshorn & Associates (415) 433-3777

DRAFT –4

MAJESCO ENTERTAINMENT COMPANY RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

EDISON, NJ, April 23, 2007 - Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games and digital entertainment products for the mass market, announced it received a second notification from the Nasdaq staff stating the company has not met the $35 million market value of listed securities requirement for continued listing, as set forth in Marketplace Rule 4310(c)(2)(B)(ii). As such, its common stock is subject to delisting from the Nasdaq Capital Market unless the company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”).

The company intends to request a hearing; however, there can be no assurance that the Panel will grant the company’s request for continued listing.  The company’s common stock will continue to be listed on the Nasdaq Capital Market pending a decision by the Panel.

As previously announced, on March 16, 2007, the company received notice from the Nasdaq Stock Market that for ten consecutive days the market value of the company's listed common stock had been below $35 million and that the company no longer satisfied the requirement for continued listing. The rule requires the company to have a minimum of $35 million in market value of listed securities, which is the closing bid price per share of the company's listed common stock multiplied by the number of such shares outstanding. Nasdaq, in accordance with Marketplace Rule 4310(c)(8)(C), had provided the company until April 16, 2007 to demonstrate that it had regained compliance by maintaining a market value of listed securities of at least $35 million for a minimum of ten consecutive business days during the 30 day period.

About Majesco Entertainment Company

Headquartered in Edison, NJ, with an international office based in Bristol, UK, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content, with a focus on publishing video games for leading portable systems and the Wii™ console.  Current product line highlights include Cake Mania™ for the Nintendo DS™,

Cooking Mama: Cook Off for the Wii™ console and JAWS™ Unleashed. More information about Majesco can be found online at www.majescoentertainment.com.

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